Exhibit 99.1

Hillenbrand Names Andrew Kitzmiller
Chief Accounting Officer

BATESVILLE, Ind., Nov. 25, 2019 – Hillenbrand, Inc. (NYSE: HI) has named Andrew (Andy) Kitzmiller as its Vice President, Chief Accounting Officer and Controller, effective November 21, 2019.

As Hillenbrand’s principal accounting officer, Mr. Kitzmiller will oversee enterprise-wide accounting operations, including internal and external financial reporting, and Sarbanes-Oxley compliance.

Kitzmiller has nearly 20 years of finance experience and has been Vice President – Finance & Corporate Controller at Milacron Holdings Corp. since April 2019. Prior to joining Milacron in 2017, he held several finance roles at GE Aviation in Cincinnati, OH, including most recently as Controller in the Additive, Aviation Supply Chain and Engineering Divisions.

“Andy is a highly skilled executive who has a demonstrated track record of strong financial leadership,” said Kristina Cerniglia, Senior Vice President and Chief Financial Officer. “I’m confident that his extensive experience in accounting and finance will be a valuable asset for the company as we continue transforming Hillenbrand into a world-class global industrial company.”

Mr. Kitzmiller earned his bachelor’s degree in Accounting from Xavier University and is a Certified Public Accountant.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand's portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under "HI."

CONTACTS

Corporate Communications for Hillenbrand
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: tory.flynn@hillenbrand.com

Investor Relations for Hillenbrand

Rich Dudley, Sr. Director, Investor Relations
Phone: 812-931-5001
E-mail: rich.dudley@hillenbrand.com

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